UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 10, 2009

SMF ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 W. Cypress Creek Rd., Suite 400	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(954) 308-4200

____________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 10, 2009, the exercise price of all outstanding stock options previously granted to employees under the SMF Energy Corporation (the “Company”) 2000 Employee Stock Option Plan (the “Plan”) were amended by the Compensation Committee (the “Committee”) of the Company’s Board of Directors to have an exercise price of $0.55 per share (the “Amendment”).  The new exercise price of $0.55 set by the Amendment was $0.17 above the $0.38 closing bid price on the Nasdaq Capital Market on the trading day immediately preceding the date of the Amendment.  The Amendment did not change the vesting schedules or any of the other terms of the respective stock options and did not increase the exercise price of 10,000 options priced below $0.55.

The Committee adopted the Amendment, which did not require shareholder approval under the Plan, because substantially all of the outstanding stock options were exercisable at prices that were much higher than prevailing market prices, so that they were ineffective as an incentive for employee performance.  The Committee also believed that the downturn in the recent trading prices of the Company’s stock was inconsistent with the recent improvements in the Company’s financial and operational performance but were instead the direct result of the negative global economic situation.  Accordingly, the Committee felt it was important to lower the exercise price of outstanding stock options at this time in order to provide a greater incentive, and potentially a meaningful benefit, to the Company’s key employees.

In total, the Amendment affects an aggregate of 1,474,200 shares of common stock underlying options previously granted to 32 employees, including four Named Executive Officers from the Company’s September 24, 2008 proxy statement:  Richard E. Gathright, who holds options to purchase 600,000 shares; Michael S. Shore, who holds options to purchase 125,000 shares; Paul C. Vinger, who holds options to purchase 116,000 shares and L. Patricia Messenbaugh, who holds options to purchase 55,000 shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2009	SMF ENERGY CORPORATION

	By:	/s/ Richard E. Gathright
Richard E. Gathright, Chief Executive Officer and President